As filed with the Securities and Exchange Commission on May 19, 2010
                                                                                                                                               Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

ALPHA NATURAL RESOURCES, INC.
 (Exact name of Registrant as specified in its charter)

Delaware	42-1638663
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Alpha Place P.O. Box 2345 Abingdon, Virginia	24212 (Zip Code)
(Address of principal executive offices)

ALPHA NATURAL RESOURCES, INC.
2010 LONG-TERM INCENTIVE PLAN
(Full title of the plans)

Vaughn R. Groves, Esquire
Executive Vice President, Secretary and General Counsel
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
(Name and address of agent for service)

(276) 619-4410
(Telephone number, including area code, of agent for service)
_______________

Copy to:

Amy I. Pandit, Esquire
Buchanan Ingersoll & Rooney PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania  15219-1410
(412) 562-8800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,250,000(1)	$41.46(2)	$134,745,000(3)	$9,607.32(3)

(1)
If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

(2)
Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee.  The proposed maximum offering price per share is based on the average of the high and low sale prices for the common stock as quoted on the New York Stock Exchange on May 14, 2010.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The registrant, Alpha Natural Resources, Inc. (“Alpha” or the “Registrant”), hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below.  The Company also incorporates by reference into this Registration Statement, from the date of filing of such documents, all documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

(a)      The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 and the Company’s Current Reports on Form 8-K filed on March 15, 2010 and April 16, 2010; and

(c)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

  Section 145(a) of the General Corporation Law of the State of Delaware (“DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person and incurred by such person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under Section 145.

The Registrant has also entered into agreements that provide for the indemnification by Alpha of its officers and directors, their executors, administrators or assigns for damages and expenses in connection with a threatened, pending or completed claim, action, or proceeding, whether brought by or in the right of the Registrant or by a third party or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the officer or director may be or may have been involved as a party or otherwise, by reason of the fact that the officer or director is or was an officer or director of the Registrant, by reason of any actual or alleged error or misstatement or misleading statement or omission made or suffered by the officer or director, by reason of any action taken by or any inaction on the part of the officer or director while acting as such officer or director, or by reason of the fact that the officer or director was serving at the request of the Registrant as an officer, director or trustee of another corporation, partnership, joint venture, trust or other enterprise, provided that the officer or director acted in good faith and in a manner, which the director reasonably believed to be in or not opposed to the best interests of the Registrant, and, in the case of a criminal action or proceeding, in addition, had no reasonable cause to believe that his conduct was unlawful.

Article VII of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) provides for indemnification to the fullest extent authorized by the DGCL for any person who is serving as a director, officer, employee or agent of the Registrant or who is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, where such person is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or serving in such capacity in another corporation at the request of the Registrant.

Article VII of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provides for indemnification to the fullest extent authorized by the DGCL for any person who is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, or trustee of any other enterprise, including service with respect to an employee benefit plan, who is or was made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative. Such person will be indemnified whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee. Such indemnification is provided only if the director, officer, or trustee acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful and only where the proceeding initiated by the indemnified person was authorized by the Registrant’s board of directors (except in the case where the indemnified person is bringing suit against the Registrant to enforce such person’s right to indemnification). The Registrant is not obligated to indemnify against any amounts paid in settlement unless the Registrant has consented to such settlement.

Article VII of the Bylaws also provides that an indemnitee shall have the right to be paid by the Registrant the expenses (including attorney's fees) incurred in defending any proceeding in advance of its final disposition; provided, however, that, if the DGCL requires an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s Certificate, Bylaws, and indemnification agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL, Article VII of the Certificate and Article VII of the Bylaws, and the indemnification agreements.

Pursuant to the Registrant’s Bylaws, the Registrant also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.          Description
4.1
Amended and Restated Certificate of Incorporation of Alpha Natural Resources, Inc. (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Alpha Natural Resources, Inc./Old (File No. 001-32331) filed on August 5, 2009.)

4.2
Amended and Restated Bylaws of Alpha Natural Resources, Inc. (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Alpha Natural Resources, Inc./Old (File No. 001-32331) filed on August 5, 2009.)

5.1*	Opinion of Buchanan Ingersoll & Rooney PC.

10.1*	Alpha Natural Resources, Inc. 2010 Long-Term Incentive Plan.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Buchanan Ingersoll & Rooney PC (contained in opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney (contained herein on the signature page).

* Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abingdon, Commonwealth of Virginia, on this 19th day of May, 2010.

ALPHA NATURAL RESOURCES, INC.

By:  /s/ Vaughn R. Groves
        Vaughn R. Groves
        Executive Vice President, Secretary and General Counsel

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Kevin S. Crutchfield, Kurt D. Kost and Vaughn R. Groves, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 19th day of May, 2010.

Signature	Capacity

/s/ Kevin S. Crutchfield	Chief Executive Officer (Principal Executive Officer) and Director
Kevin S. Crutchfield

/s/ Frank J. Wood	Executive Vice President and Chief Financial Officer, (Principal Financial Officer and Principal Accounting Officer)
Frank J. Wood

/s/ Michael J. Quillen	Chairman of the Board
Michael J. Quillen

/s/ William J. Crowley, Jr.	Director
William J. Crowley, Jr.

/s/ E. Linn Draper, Jr.	Director
E. Linn Draper, Jr.

/s/ Glenn A. Eisenberg	Director
Glenn A. Eisenberg

/s/ John W. Fox, Jr.	Director
John W. Fox, Jr.

/s/ P. Michael Giftos	Director
P. Michael Giftos

/s/ Joel Richards, III	Director
Joel Richards, III

/s/ James F. Roberts	Director
James F. Roberts

/s/ Ted G. Wood	Director
Ted G. Wood

EXHIBIT INDEX

Exhibit No.         Description
4.1
Amended and Restated Certificate of Incorporation of Alpha Natural Resources, Inc. (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Alpha Natural Resources, Inc./Old (File No. 001-32331) filed on August 5, 2009.)

4.2
Amended and Restated Bylaws of Alpha Natural Resources, Inc. (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Alpha Natural Resources, Inc./Old (File No. 001-32331) filed on August 5, 2009.)

5.1*	Opinion of Buchanan Ingersoll & Rooney PC.

10.1*	Alpha Natural Resources, Inc. 2010 Long-Term Incentive Plan.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Buchanan Ingersoll & Rooney PC (contained in opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney (contained herein on the signature page).

* Filed herewith.